Exhibit 16.2

October 23, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Encision, Inc. Changes in Registrant’s Certifying Accountant

We have read the statements made by Encision, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of the Current Report on Form 8-K of the Company dated October 23, 2023, and agree with such statements contained therein as they pertain to our firm.

We have no basis to agree or disagree with any other statements of the Company in such Report.

Sincerely,

/s/ GreenGrowth CPAs Inc.

GreenGrowth CPAs Inc.

Los Angeles, California

PCAOB # 6580